Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

      In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. United Medicorp, Inc., including its wholly owned subsidiary United MoneyCorp, Inc., hereinafter collectively referred to as "UMC" or the "Company," intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

      "Forward-looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of UMC. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, UMC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

      UMC provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include, but are not limited to:

CUSTOMER CONCENTRATION RISK

      The percentage market mix of total revenue from continuing operations was:

                                   Six Months        Year Ended December 31,
                                     Ended       ------------------------------
                                 June 30, 2005     2004       2003       2002
                                 -------------   --------   --------   --------

      Customer A...............        49%          20%        --         --
      Customer B...............        20           16         17         13
      Customer C...............        --           11         --         --
      Customer D...............        --           22         62         65
      Other customers..........        31           31         21         22
                                 -------------   --------   --------   --------
                                      100%         100%       100%       100%
                                 =============   ========   ========   ========

           For the six months ended June 30, 2005 and for the second half of 2004, the Company's largest customer has been a hospital in East Texas for which the Company provides day one billing and claims management services, early out collection services, and bad debt collection services. This contract contributed 49% of the Company's revenue during the six months ended June 30, 2005, and 20% of revenue earned during 2004.

           For the six-months ended June 30, 2005, 20% of the Company's revenues came from a contract with Brownsville Surgical Hospital ("BSH"). As noted above, this contract was terminated by BSH effective April 15, 2005. This contract also accounted for 16%, 17% and 13% of total consolidated revenues for the years ended December 31, 2004, 2003 and 2002, respectively.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


      During 2004, 11% of the Company's revenues came from a short term contract with Lubbock Heart Hospital ("LHH") for which the Company provided day one billing and claims management services. This contract had an original term of 3 months and new placements to UMC were discontinued on June 11, 2004.

      A large portion of the Company's revenues in prior years came from a contract with Presbyterian Healthcare Services of New Mexico ("PHS"). This contract accounted for approximately 0%, 22%, 62% and 65% of total consolidated revenues during the six-month period ended June 30, 2005, and for the years ended December 31, 2004, 2003, and 2002, respectively. On October 22, 2003 UMC announced the resignation of its key contact at PHS. On February 20, 2004 UMC announced that it had been informed by new management at PHS that most of the business outsourced to UMC would be re-bid, and that the remaining business would be brought back in house in mid 2004. On March 15, 2004 PHS informed UMC that it was not selected as one of the vendors to provide ongoing services for PHS. PHS management stated that the reason UMC was not selected was because other vendors had submitted proposals with fee percentages lower than those proposed by UMC. UMC continued to receive placements of accounts from PHS through March 31, 2004. Revenues from PHS ramped down rapidly during the second quarter of 2004.

      Approximately 31% of revenues reported during the first half of 2005 were earned from more than 19 other customers. Due to changes in the Company's customer mix, the letter designations assigned to each of the customers described above do not correspond to the letter designations used in the Customer Concentration Risk table that was included in the Company's Form 10K for the year ended December 31, 2004.

                 MANAGEMENT'S PLAN WITH RESPECT TO LOST REVENUES

      During the past several years, management has taken steps to lessen the Company's concentration risk associated with its large customers. These steps include, but are not limited to:

o In April 2002, the Company started up UMC's Coding Services Division. This division generated revenue of $121,000 during the first six months of 2005, and $224,000 and $183,000 for the years 2004 and 2003, respectively.

o In March 2003, the Company began development of its Electronic Medical Records Storage service. The beta test of this product was completed in September 2003, and the Company began offering this service to its customers shortly thereafter.

o From 2000 to 2005 the annual budget for UMC's sales and marketing department has increased from $0 to $273,000. In 2004 the Company's actual expenses for sales and marketing were $291,000 compared to $233,000 in 2003 and $15,000 in 2002.

o From June 24, 2003 through August 6, 2005, the Company has executed the following new contracts:

     o On July 20, 2005 the Company executed a contract for coding assessment services with a hospital in West Texas.

     o On July 13, 2005 the Company executed a contract for coding assessment services with a hospital in the Texas Panhandle.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


     o On April 26, 2005 the Company executed a contract for coding assessment services with a hospital in South Texas.
     o On April 20, 2005 the Company executed a contract for coding assessment services with a hospital in East Texas.
     o On March 11, 2005 the Company executed a contract for early stage and bad debt collections with a hospital in West Texas.
     o On March 1, 2005 the Company executed a contract for coding assessment services with a hospital in West Texas.
     o On December 7, 2004 the Company executed a coding services contract with a hospital in Central Texas.
     o On October 29, 2004 the Company executed a contract for early stage patient balance collections with a hospital in Central Texas.
     o On October 6, 2004 the Company executed a coding services contract with a hospital in East Texas.
     o On October 1, 2004 the Company executed a contract for bad debt collections with a hospital in West Texas.
     o On August 26, 2004 the Company executed a contract for bad debt collections with a hospital in Central Texas.
     o On August 24, 2004 the Company executed a contract for early stage and bad debt collections with a hospital in West Texas.
     o On July 8, 2004 the Company executed a contract for bad debt collections with a hospital in East Texas.
     o On July 1, 2004 the Company executed a contract for bad debt collections with a hospital in East Texas.
     o On May 7, 2004 the Company executed a contract for day one medical claims billing and follow up service, early stage patient balance collection service, and bad debt patient balance collection service with a hospital located in East Texas. This contract supercedes a contract that was previously executed on February 23, 2004 for early stage and bad debt patient balance collection services.
     o On May 1, 2004 the Company executed a contract for bad debt second collections with a hospital in South Texas.
     o A collection services contract for early stage and bad debt patient balance accounts was executed on April 9, 2004, with a hospital in South Texas.
     o An offsite electronic medical records storage contract with a hospital in Central Texas was executed on March 17, 2004.
     o A medical claims management contract for day one billing and follow up was executed on March 12, 2004, with a hospital located in West Texas. The term of this contract is only two months, with an option to renegotiate the fee structure for ongoing billing at the end of the term.
     o A collection services contract for early stage and bad debt patient balance accounts was executed on February 23, 2004, with a hospital in East Texas.
     o A coding services contract with a hospital in West Texas was executed on February 16, 2004. o A medical claims management contract for day one billing and follow up was executed on January 22, 2004, with a hospital located in West Texas.
     o A collection services contract for early stage patient balance accounts was executed on December 18, 2003 with a hospital in South Texas.
     o An offsite electronic medical records storage contract with a hospital in West Texas was executed on December 18, 2003.
     o A coding services contract with a hospital in Central Texas was executed on December 12, 2003.
     o A collection services contract for bad debt patient balance accounts was executed on December 10, 2003 with a hospital in South Texas.
     o A coding services contract with two hospitals in Central Texas was executed on November 28, 2003.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


     o A collection services contract for early stage patient balance accounts was executed on November 20, 2003 with a hospital in West Texas.
     o A coding services contract for overflow coding was executed with a hospital in East Texas was executed on November 5, 2003
     o A collection services contract for bad debt patient balance accounts was executed on September 15, 2003 with a hospital in West Texas.
     o A medical claims management contract for claims follow up and patient balance collections was executed on August 28, 2003 with a hospital located in West Texas.
     o A collection services contract for early stage patient balance accounts was executed on August 6, 2003 with a hospital in West Texas.
     o A medical claims management contract for day one billing and follow up was executed on June 24, 2003, with a hospital located in Central Texas. UMC management has received notice of this customer's intention to cancel this contract at June 24, 2004 (the end of the initial contract term), due to cost considerations.

      Management continues to vigorously pursue new business while rigorously managing expenses without negatively impacting service levels. However, there can be no assurance that UMC will be successful in obtaining enough new business to replace the lost business from BSH and PHS.

                     REVENUE AND EARNINGS GUIDANCE FOR 2004

      As of the date of this report, management's projection of 2005 revenues falls within a range between 70% and 75% of the $4.1 million in revenues reported for 2004. Included in this projection are significant new contracts which management believes will be completed during the remainder of 2005. These contracts, if they are completed, could position the Company with a monthly revenue run rate at year end which, if annualized, would equal the revenues earned in 2004. Due to uncertainties regarding the profitability of new customer contracts, UMC management is not able to provide guidance with regard to the profitability of the new contracts. As of the date of this report, management projects that the Company will report a Net Loss for 2005 within a range of $180K to $220K.

If management is unable to successfully develop and implement new profitable customer contracts and new service lines, payroll expense will be scaled down to the level required to service existing contracts, without sacrificing quality of service. If this adjustment in headcount is not sufficient to bring expenses in line with revenue and future cash requirements, management will be required to adopt other alternative strategies, which may include but are not limited to, actions such as further reducing management and line employee headcount and compensation, restructuring existing financial obligations, seeking a strategic merger or acquisition, seeking the sale of the Company or the Company's public shell, and/or seeking additional debt or equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.


KEY MANAGEMENT AND BOARD OF DIRECTORS

      The Company's success in general and its ability to grow its operations and increase its shareholder value is heavily dependent upon, among other things, the continued contributions of the Company's senior management and members of the Board of Directors. The loss of services of any single member of senior management or of the Board of Directors could have a material adverse effect on the Company's business.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


ON-GOING MANAGEMENT INITIATIVES

      The Company faces several challenges in order to continue to develop on-going management initiatives to enhance shareholder value. These challenges include, but are not limited to: (i) developing and implementing initiatives to reduce costs and enhance efficiencies, (ii) executing service agreements with new customers, (iii) exploring and exploiting fragmented market niches, and (iv) recruiting, hiring and retaining key management employees. There can be no assurance that the Company will successfully meet these or other operating challenges. Any failure with respect to the foregoing could have a material adverse effect on UMC.

FACTORING ARRANGEMENT AND CREDIT AVAILABILITY

      In the past, the Company has relied upon its ability to factor its invoices pursuant to a recourse factoring agreement executed on December 28, 1999. During 2003, the Company obtained two unsecured $100,000 bank lines of credit. These lines of credit combined with the Company's profitable performance over the past four years have eliminated the Company's dependence on factoring invoices. At June 30, 2005 the Company had cash on hand of $171,362, minimal availability for additional borrowing on the lines of credit, and no factored invoices outstanding. Management believes that the Company could resume factoring its invoices if the Company's cash flow deteriorated to the extent that a resumption of factoring became necessary. The factoring agreement is secured by all of the Company's non-factored accounts receivable. The factoring agreement may be terminated by either party with ten days notice.

      The Company currently leases certain computer, telephone and office equipment under long-term lease agreements. Should the Company not be able to secure lease financing or other similar forms of credit, if required, upon terms and conditions that are acceptable to the Company, alternative strategies to fund equipment may be required. There can be no assurance that any of these strategies could be effected on satisfactory terms.

TECHNOLOGICAL ADVANCES

      Rapid technological change is inherent in the industry in which UMC competes. UMC's success will depend in part upon its continued ability to enhance its existing technology supporting billing, accounts receivable management and collection agency services quickly and cost-effectively to meet evolving customer needs and respond to emerging industry standards and other technological changes. There can be no assurance that UMC will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of UMC will not develop a technological advantage, or that any such technological advantage will not have a material adverse effect upon the operating results of UMC.


COMPETITION

      The business of medical insurance claims processing, accounts receivable management and collection agency services is highly competitive. UMC competes with certain national and regional electronic claims processing companies, claims collection companies, claims management companies, collection agencies, factoring and financing firms, software vendors and traditional in-house claims processing and collections departments of hospitals and other healthcare providers. Many competitors of UMC are several times larger than the Company and could, if they chose to enter the market for the Company's line of services, devote resources and capital to the market that are much greater than those which the Company currently has available or may have available in the future. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon the Company.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


INDUSTRY AND MARKET CHANGES

      Potential industry and market changes that could adversely affect the billing and collection aspects of UMC include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes, (ii) new alliances between healthcare providers and reduction of central business offices, and
(iii) continued cost containment measures employed by healthcare providers as healthcare expenditures have grown as a percentage of the U.S. Gross National Product. There can be no assurance that potential industry and market changes will not have a material adverse effect on UMC.

GOVERNMENTAL INVESTIGATIVE RESOURCES AND HEALTHCARE REFORM

      The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities, and particularly on possible fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

      In 1996, Congress enacted the Health Insurance Portability and Accountability Act ("HIPAA") of 1996 , which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

      The Company must continue to take necessary steps in order to maintain compliance with the requirements of HIPAA. Any failure to maintain such compliance could have a material adverse effect on the Company. There can be no assurance that the Company will be able to maintain such compliance.

      In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. The Congress and the Clinton and Bush Administrations have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change the funding mechanisms and other aspects of both programs. In late 1995 and 1997, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes to Medicare and Medicaid programs. The Bush Administration has proposed alternate measures to manage Medicare and Medicaid expenditures. There can be no assurance that these changes will not have a material adverse effect on UMC.


EXISTING GOVERNMENT REGULATION

      Existing government regulations can adversely affect UMC's business through, among other things, its potential to reduce the amount of reimbursement received by UMC's customers upon which UMC's billing and collection fees are based. UMC's billing and collection activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

                                                                      Exhibit 99
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


      Submission of claims for services that were not provided as claimed, or which violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. Such actions have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry, such as UMC and its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claim action, may be subjected to government investigation and possible criminal fines, may be sued by private payers and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Any such proceedings or investigation could have a material adverse effect on UMC.

      Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by collection agencies. Various states have also promulgated laws and regulations that govern credit collection practices. Compliance with all of the laws governing collection practices is problematic, and it is possible that despite UMC's emphasis on employee training unintended technical violations may result in disputes or lawsuits which could have a material adverse impact on the Company.

      There can be no assurance that current or future government regulations or current or future healthcare reform measures will not have a material adverse effect on UMC.